Exhibit 10.L.3

FINOVA 2008 Annual Incentive Plan Rules

March 2008

1.	Participants:

All employees who are in good standing as at January 1st 2008

2.	Performance Incentive Bonuses:

Incentive Amounts. All participants may be paid a percentage of their earnings paid from January 1, 2008 to December 31, 2008. Earnings include pay for regular time, overtime, holiday and PTO. It excludes payments received for short-term disability, sick pay, payment under any recognition program or other bonus plan. The bonus percentage will be based on participant’s pay grade and criticality. The amount of the bonus will be subject to the recommendation of the participant’s supervisor and the approval of the CEO.

Form and Timing of Incentive Payment. All Incentive Bonuses will be paid as lump sums, less applicable taxes, by the last working day of January 2009. Participants, whose employment involuntarily terminates during 2008, other than for cause or documented unsatisfactory performance, will receive any bonus award on the payroll covering the employee’s last date of employment. Payment of the bonus will be on the recommendation of the employee’s supervisor and the approval of the CEO after a review of performance and transition of duties before termination.

3.	Other Key Provisions:

Incentive Plan Bonus Payments. The Plan has been specifically designed to be discretionary in nature. Factors bearing on an employee’s individual bonus award will be employee’s contribution to the continued wind-down of the Company and employee’s personal performance. This includes, but is not limited to, the employee’s attitude, commitment and support for others. If the employee’s performance meets expectations, the employee may expect a bonus midway of the range of bonus opportunities. Falling short of expectations will likely result in a lower bonus. A bonus above the mid-point may be awarded if an employee’s performance is exceptional.

Resignations and Terminations for Cause or Performance. Employees who voluntarily resign or are terminated for cause or documented unsatisfactory performance are not eligible to receive any amounts under this plan including severance benefits.

Leaves of Absence. Performance Incentive Bonuses (if eligible) will be proportionately reduced for periods of time employees are on approved leaves of absence (e.g., medical, workers’ compensation or personal), except as required by law.

Discretion. The CFO in conjunction with the CEO have the authority to modify incentive bonus percentages if it is determined that individual performance warrants such actions. The CFO and the CEO must approve any increases in bonus percentage and any exceptions to this plan. The CEO has the discretion to increase or decrease bonus payments. Any modification in bonus opportunity will be communicated to the employee in writing.

Preservation of Rights. Nothing in this plan shall alter the “at will” nature of employment. This includes employees’ rights to resign at any time and for any reason and the company’s right to terminate employees at any time and for any reason.

The 2008 Incentive Plan and its application shall be governed by the laws of the State of Arizona, without regard to its conflict of laws principles, and to the extent applicable, by Federal law. References to an officer includes his or her successor. Decisions of officers may be superseded by decisions of Senior Management or the Board of Directors of FINOVA Group or FINOVA Capital or their committees.